ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-137902

Dated: February 4, 2008

Buffered Underlying Securities (BUyS)

Linked to the S&P 500® Index

5 Year Maturity	■	150% Participation Rate
20% Downside Protection	■	41% – 44% Index Return Cap

Indicative Terms & Conditions – February 4, 2008	Offering Period: February 4, 2008 – February 15, 2008

Summary Terms

Issuer	:	Deutsche Bank AG, London Branch (Moody’s Aa1, S&P AA)†

Offering	:	Buffered Underlying Securities (BUyS) Linked to the S&P 500® Index due February 20, 2013 (the “Securities”)

Denominations	:	$1,000 per Security (minimum investment $1,000)

Underlying	:	The S&P 500® Index (Bloomberg: SPX <INDEX>)

Initial Level	:	Official closing level of the Underlying on the Initial Valuation Date

Final Level	:	Official closing level of the Underlying on the Final Valuation Date

Index Return	:	(Final Level – Initial Level) / Initial Level, subject to the Index Return Cap

Participation Rate	:	150% upside participation

Index Return Cap	:	41% – 44% (to be determined on the Trade Date)

Buffer Level	:	20% of the Initial Level (first 20% depreciation of the Underlying is fully protected)

Payment at Maturity	:

The Securityholder will receive at maturity for each $1,000 Security face amount:

•       If the Final Level is greater than or equal to the Initial Level, a cash payment equal to the Index Return multiplied by the Participation Rate, subject to the Index Return Cap of between 41% and 44% (to be determined on the Trade Date). Accordingly, if the Index Return is positive, the payment at maturity will be calculated as follows:

$1,000 + ($1,000 x Index Return x Participation Rate)

•       If the Final Level declines from the Initial Level, and such decline is equal to or less than the Buffer Level:

$1,000

•       If the Final Level declines from the Initial Level, and such decline is greater than the Buffer Level:

$1,000 + [$1,000 x (Index Return + Buffer Level)]

†	A credit rating is not a recommendation to buy, sell, or hold the Securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Any rating assigned to the Securities does not enhance, affect or address the likely performance of the Securities other than the ability of the Issuer to meet its obligations.

Listing	:	Unlisted – Indicative secondary pricing may be obtained on Bloomberg Page: DBUS <GO> or on the X-markets website at http://www.usxmarkets.db.com

Business Days	:	London and New York (following business day convention)

Form of Security	:	Global, Book-Entry. The Securities will be represented by a single registered global security deposited with The Depository Trust Company

Agents	:	Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas

Discounts and Commissions	:	The Agents will not receive a commission in connection with the sale of the Securities. The Agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 Security face amount, and Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Security face amount.

Security Codes	:	CUSIP: 2515A0 JZ 7 ISIN: US2515A0JZ75

Relevant Dates

Offering Period	:	February 4, 2008 – February 15, 2008 at 2:00 p.m. EST

Initial Valuation Date	:	February 15, 2008

Initial Settlement Date	:	February 20, 2008 (Three Business Days following the Initial Valuation Date)

Final Valuation Date	:	February 14, 2013

Maturity /Final Settlement Date	:	February 20, 2013 (Three Business Days following the Final Valuation Date)

BUyS Product Snapshot

Indicative Terms

Structure:

• Underlying:	The S&P 500® Index (Bloomberg: SPX <Index>)
• Maturity:	February 20, 2013 (5 Years)
• Participation Rate:	150% upside participation
• Index Return Cap:	41% – 44% (to be determined on the Trade Date)
• Buffer Level:	20%
• Downside Risk:	One-for-one downside participation with 20% Buffer

Positioning:

•	Equity alternative that facilitates a moderately bullish view on the Underlying.
•	150% upside participation in the performance of the Underlying at maturity, subject to the Index Return Cap.
•	The Securities will outperform the Underlying at maturity if the Final Level is below the Initial Level.

Best Case Scenario:

•

If the Final Level is above the Initial Level, investors receive 150% of the performance of the Underlying at maturity, subject to an Index Return Cap of between 41% and 44% (to be determined on the Trade Date).

•	An investment in BUyS is not callable or averaged.

Worst Case Scenario:

•	Investment in the Securities is partially protected at maturity by the Buffer Level.
•

If the Final Level declines from the Initial Level by more than the Buffer Level, an investment in the Securities will decline by 1% for every 1% by which the Final Level declines from the Initial Level by more than the Buffer Level of 20%.

•	Maximum loss is 80% of the initial investment, subject to the credit of the Issuer.

Risk Considerations:

•

Because the Securities do not offer 100% protection of your initial investment, and the return on the Securities is linked to the performance of the Underlying, you may lose up to 80% of your initial investment.

•

Your return on the Securities is limited to the Maximum Return. As a holder of the Securities, you will not benefit from any appreciation of the Index beyond the Index Return Cap of between 41% and 44% (to be determined on the Trade Date).

•	Return on the Securities is linked to the value of the Underlying (without taking into consideration the value of dividends paid on the component stocks of the Underlying).
•	An investment in the Securities is subject to the credit of the Issuer.

Investing in the Securities involves a number of risks. See “Selected Risk Factors” on the last page of this product snapshot, “Selected Risk Considerations” in the accompanying term sheet and “Risk Factors” in the accompanying product supplement.

Hypothetical Scenario Analysis at Maturity:

•

Hypothetical scenario analysis contained herein does not reflect the reinvestment of dividends and does not reflect advisory fees, brokerage or other commissions, or any other expenses an investor may incur in connection with the Securities.

•

No representation is made that any trading strategy or account will, or is likely to, achieve results similar to those shown. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis below.

Selected Risk Factors

•

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The Securities do not guarantee any return of your initial investment in excess of $200 per $1,000 Security face amount. The return on the Securities at maturity is linked to the performance of the S&P 500® Index (the “Underlying”) and will depend on whether, and the extent to which, the Underlying performance is positive or negative.

•

THE RETURN ON YOUR SECURITIES IS LIMITED BY THE INDEX RETURN CAP — If the Index Return exceeds the Index Return Cap of between 41% and 44% (to be determined on the Trade Date), your payment at maturity will nevertheless be limited to a maximum payment of between $1,615 and $1,1660 for each $1,000 face amount of the Securities you hold.

•

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the Securities prior to maturity. You should be willing and able to hold your Securities to maturity.

•

NO PERIODIC COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — You will not receive periodic coupon payments on the Securities or have voting rights or rights to receive cash dividends or other distributions.

•	LACK OF LIQUIDITY — There may be little or no secondary market for the Securities. The Securities will not be listed on any securities exchange.

•

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE UNDERLYING OR THE MARKET VALUE OF THE SECURITIES — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, which could affect the level of the Underlying or the value of the Securities.

•

POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

•

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the level of the Underlying on any day, the value of the Securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

•

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the Securities are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in the accompanying term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this product snapshot relates. Before you invest, you should read the prospectus in that registration statement and the other documents, including term sheet No. 314UU, relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement UU with the accompanying addendum, term sheet No. 314UU and this product snapshot if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of any Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities. The S&P 500® Index is a registered mark of Standard and Poor’s Index Services, a McGraw-Hill Company (“S&P”). S&P has licensed certain trademarks and trade names of S&P to Deutsche Bank AG. The Securities are not sponsored, endorsed, sold, or promoted by S&P. S&P makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. S&P has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

NOT FDIC/NCUA INSURED / MAY LOSE VALUE / NO BANK GUARANTEE NOT A DEPOSIT / NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY